Exhibit 99.2

Contact:

Eric J. Watson

Chairman of the Board and Treasurer

Triplecrown Acquisition Corp.

(307) 633-2831

Jonathan J. Ledecky

President and Secretary

Triplecrown Acquisition Corp.

(307) 633-2831

FOR IMMEDIATE RELEASE

TRIPLECROWN ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

Jackson, Wyoming, October 25, 2007 – Triplecrown Acquisition Corp. (AMEX: TCW.U) announced today that it has completed its initial public offering of 55,200,000 units, including 7,200,000 pursuant to the underwriters’ over-allotment option. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $552,000,000 to the Company. The offering was led by Citi, acting as sole book-running manager and Jefferies & Company, Inc., Ladenburg Thalmann & Co. Inc. and Broadband Capital Management LLC acting as co-managers. The offering is being made only by means of a prospectus, copies of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220.

Separate trading of the common stock and warrants underlying the units will commence on October 31, 2007. The common stock and warrants will be listed on the American Stock Exchange under the symbols TCW and TCW.WS, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol TCW.U.

The Company also announced the simultaneous consummation of the private sale of 5,000,000 warrants at a price of $1.00 per warrant, generating total proceeds of approximately $5,000,000. The warrants were purchased by Eric J. Watson, the Company’s Chairman of the Board and Treasurer, and Jonathan J. Ledecky, the Company’s President and Secretary. The warrants are identical to the warrants included in the units sold in the initial public offering except that if the Company calls the warrants for redemption, these private warrants will be exercisable on a cashless basis and will not be redeemable by the Company so long as they are held by the purchasers or their affiliates. The purchasers of the warrants have agreed that the warrants will not be transferred, assigned or sold by them until after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $536,930,000 (or approximately $9.73 per share sold in the initial public offering) was placed in trust. Audited financial statements as of October 25, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering and private sale of warrants will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Registration statements relating to these securities were filed and declared effective by the Securities and Exchange Commission on October 22, 2007.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Triplecrown Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more operating businesses in the financial services industry.

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